UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 25, 2002

(Date of earliest event reported)

HUFFY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

At the Annual Meeting of Shareholders of Huffy Corporation held April 25, 2002, Huffy’s Chairman, President and Chief Executive Officer, Don R. Graber, delivered the remarks which are summarized on Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Summary of Remarks

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant	HUFFY CORPORATION

/s/ Robert W. Lafferty
Date: April 25, 2002	By: Robert W. Lafferty Vice President - Finance Chief Financial Officer and Treasurer

EXHIBIT 99.1

Contact:

Robert W. Lafferty

Chief Financial Officer

(937) 865 –5407

Safe Harbor Statement

“A number of forward-looking statements may be made during this presentation and are qualified by the cautionary statements contained in the Company’s report on Form 10-K, dated February 21, 2002. Forward-looking statements are any statements that are not historical facts.  These forward-looking statements are based on the current expectations of Huffy Corporation and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, Huffy Corporation’s actual results could differ materially from these statements.”

Huffy approached 2001 with confidence in its business model, its business plan, its people, and well prepared for a difficult business environment.  We expected a challenging year; we got a very challenging year.

2001 opened with a depressed bicycle industry and followed with the rapid demise of the “scooter craze”, September 11th and the recession.  It quickly became obvious that in light of the economic environment it was most appropriate to accelerate our efforts in the areas of cash generation, balance sheet enhancement and cost reduction.

While we were disappointed in our earnings performance for the year, we are extremely pleased with the significant progress made in strengthening our balance sheet.  Key improvements were:

1.

$38.2 million of after tax cash generated primarily by reducing costs, cutting inventories and supplier negotiations.

2.

Because of our strong cash generation, we ended 2001 with no debt and $26.5 million of cash or cash equivalents on hand.  This gives Huffy great financial flexibility going forward.

3.

Inventory ended the year at an all time record low level of $12.5 million.

4.

Total assets employed in running the business have been  reduced by 55% or slightly over $175 million since 1998.  This will facilitate higher returns on investment going forward.

5.

Capital expenditures, primarily because of the new bicycle business model, have been reduced to record low levels without any negative impact on the businesses.

6.

Selling, general and administrative expenses, though not a balance sheet item, continue to be aggressively reduced through our continuous rapid improvement (C.F.I.) culture.

Beyond the balance sheet actions taken in 2001, several other key initiatives occurred:

•

In January of 2001, Huffy Corporation signed an Amended Revolving Credit Agreement with Congress Financial Corporation, substantially reducing the cost of future borrowings and eliminating a number of restrictive covenants.

•

In the second quarter of 2001, Huffy Corporation negotiated and executed in July 2001 an agreement to purchase the trademarks and selected cycling assets of Schwinn/GT corporation out of Chapter 11 bankruptcy.  In the bidding process, the price escalated to $86 million at which point we withdrew believing that the price exceeded the value.

•

During the third quarter of 2001 Huffy Service First was selected by Lowe’s as its exclusive nation-wide supplier for servicing their outdoor power equipment business.  We were extremely pleased to be chosen and anticipate this will add $15-20 million per year in billing on a going forward basis.

Product costs continue to be reduced in 2001 primarily driven by engineering and sourcing initiatives with our supplier base.  Due to decreasing costs from our Far East bicycle suppliers, we elected to terminate our supplier agreement with the Mexico supplier in the fourth quarter of 2001.

Though not a 2001 event, Kmart, a valued customer for many years, filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 22, 2002.  We continue to support Kmart in its efforts to successfully emerge from bankruptcy reorganization while prudently managing our outstanding accounts receivable.

Unfortunately, Kmart’s bankruptcy did result in a one-time charge of $.30 per share to 2001 earnings.

Turning to strategy, Huffy continues to strive to enhance shareholder values through our four corporate strategies:

1.

Generate internal growth and improved profitability via product/service innovation, brand development and expanded distribution.  An excellent example of this strategy is Huffy Service First’s new partnership with Lowe’s to provide in-store service for outdoor power equipment.

2.

Ingrain continuous rapid improvement (C.R.I.) in the Huffy culture.  2001 was an outstanding year for C.R.I. with strong improvements realized in purchased product, SG&A and supplier terms.

3.

Strengthen the balance sheet through enhanced cash generation.  With no debt and $26.5 million of cash at year-end 2001, the balance sheet is at its strongest level in decades.

4.

Execute acquisitions that augment our services to retailers and sporting goods sales.

Because of the difficult economic environment, the market for acquisitions is good.  We continue to methodically evaluate opportunities as they become available.

On March 27, 2002 Huffy Service First purchased McCalla, a service company located in the Atlanta, Georgia area.  Its primary customer is Home Depot.  The acquisition adds $15-20 million of sales in the first full year and is immediately accretive to earnings.

Traditionally, each year Huffy Corporation recognizes one of our companies for outstanding achievement in financial performance:

Criteria considered include profit plan performance against:

•

earnings

•

return on net assets

•

and, cash flow

For 2001, the company of the year is Huffy Service First.

Huffy Service First’s 2001 performance was highlighted by outstanding asset management – particularly in the area of accounts receivable.

•

free cash flow exceeded $5 million, versus a plan of less than $2 million.

•

accounts receivable achieved record low levels.

•

return on net assets was in excess of 100% --  perhaps the first time any Huffy company’s RONA performance reached that impressive level.

We wish to congratulate the entire staff and organization of Huffy Service First, led by President and General Manager, Geoff Brownrigg.

I would ask Geoff, all members of his staff and all Huffy Service First associates  who are present to please stand.

(applause)

I’d like to introduce a new member of the Huffy Service First team – Gavin McCalla.  Gavin is president of McCalla company which was an acquisition that was completed in March, 2002.  McCalla company is a primary supplier of merchandising services to Home Depot and to manufacturers such as Philips, Duracell and Stanley.  It is nice to have Gavin and McCalla company as part of the Huffy family.

As a tradition, we recognize a manager of the year.  Those eligible are from the corporate and company staffs.

There is one nominee from each company and one from corporate.  Nominees are selected by their peers and a winner is chosen by vote of all the corporate officers and all the company presidents.  This year the nominees were:

•

Jeff Matthews – Corporate

•

Cliff Brahm – Huffy Service First

•

Bob Stead – Huffy Bicycle Company

•

Patrick Ehren – Huffy Sports Company

For 2001, Huffy Corporation’s manager of the year is Patrick T. Ehren, Vice President, sales and marketing for Huffy Sports Company.

Pat, who has been at Huffy Sports Company for six years, is a valued member of the Huffy Sports team, and his efforts contributed significantly to Huffy Sports maintaining the top spot in the industry.

Please join me in congratulating Pat on earning this important recognition.  Pat, please stand.

(applause)

I want to take the opportunity now to review the results of consolidated operations for fiscal 2001.

As stated earlier, we were disappointed in our earnings performance for 2001.

Net sales for the year 2001 total $331.1 million, down 32% from sales in 2000, principally impacted by the softness in the overall economy and by the dramatic decrease in sales of last year’s hot item  -- the Microä Scooter.

On a pro-form basis, excluding Microä Scooter sales in 2000, sales decreased by 8% in 2001 when compared to 2000.  While net sales at Huffy Bicycle Company were off by 46%, net sales excluding Microä Scooter sales in 2000 were down by approximately 14%.  Net sales at Huffy Service First were down by approximately 6%, while Huffy Sports, thanks to new products, new distribution, and excellent customer service, posted a net sales increase of 8%.

Operations for year-end 2001, excluding reconfiguration charges taken in the fourth quarter and the charge related to Kmart’s petition for protection under Chapter 11 of the U.S. Bankruptcy Code, resulted in a loss for the year of $0.28 per common share.  The loss from continuing operations for year-end 2001, excluding reconfiguration charges, was $0.58 per common share compared to earnings from operations for the same period last year of $1.12 per common share.  The net loss for 2001 was $0.82 per common share including a pre-tax reconfiguration charge of $0.24 per common share.

It should be noted that four one-time charges totaling $.92 per share were taken in 2001.  With the exception of the Kmart bankruptcy charge, these actions position Huffy for stronger earnings in 2002 and beyond.

Now let me move on to a brief review of the results for the first quarter 2002 and some insights on how the first half of 2002 is shaping up.

First quarter sales were $70.4 million.  In light of the turmoil and lost orders associated with the Kmart Chapter 11 in January and continued caution in ordering by some retailers who have pushed orders from quarter 1 to quarter 2, we are cautiously optimistic about the first half of 2002.

Our incoming orders for quarter 2 in all businesses appear to be strong.

Our margins for quarter 1 were strongly driven by new products, new customers and aggressive cost reduction (C.R.E.).  We anticipate that trend continuing in the second quarter.

Earnings per share for quarter 1 were $.06 which was better then our operating plan and stronger then in the first quarter of 2000.  Given the Kmart situation and the current economic environment, we’re reasonably encouraged by the first quarter results.

We expect to be at the high end of the $.10-.20 range for the first half currently forecasted by the analysts.

We were very proud of our people in 2001.  Despite the recession, September 11, soft bicycle industry and Kmart bankruptcy, our people showed amazing focus, resilience, tenacity and creativity in dealing with every challenge that arose.

Huffy’s people continue to be the most valued asset of the corporation.

Now, let’s look at the individual operating companies.

Like most companies with fortunes tied to the retail sector, Huffy Service First experienced very mixed results in 2001.

The merchandising services business enjoyed record net sales, gross profit and EBIT contribution.

The reconfigured, downsized in-home assembly business, focusing only on a few strategic relationships, broke even for the first time in its history.

However, the in-store assembly business had to endure the general economic malaise that plagued retailers for much of the year.  On the positive side, erosion of some core business volume prompted expansion of new service offerings that position the company for future growth in non-traditional channels.

The second of our operating companies is Huffy Sports.

In 2001 Huffy Sports company maintained profitability by exercising tight cost controls and efficient manufacturing and supply chain operations.  After a slow first half Huffy Sports set all time record shipping months in August, November, and December.

Using innovative patented products as shown here Huffy Sports was able to gain additional marketshare in the highly competitive basketball marketplace.

Huffy Sports posted its second consecutive year of double digit growth in international sales.

Huffy Sports continued its innovative product introductions as it launched into the inflatable ball category.

The Grips, Optix, and Frixon lines offer new materials and innovative construction currently not offered in the marketplace.

Huffy Sports continues as the official licensee for the NBA and NCAA.

Huffy Sports has recently signed four (4) time NBA all-star and gold medal Olympian, Jason Kidd, from the New Jersey Nets to help promote its product.

Finally, let’s review Huffy Bicycle Company.

During 2001, the Huffy Bicycle Company enhanced the effectiveness of its new business model.

The results of the year were highlighted by the production of $61.2m in free cash flow and the continuation of strong brand and licensing strategies on bikes and new products.

Unfortunately, the profitable but short-lived marketplace success of the Microä Scooter ended very early in 2001.  Huffy Bicycle Company liquidated the remaining inventory in the second half of 2001, which inhibited the new business model’s true earnings potential.

As we begin 2002, Huffy Bicycle company inventories are at record low levels and we are poised for improved results with expanded distribution at the power retailers.

In 2001 Huffy Bicycle company introduced two successful products, the hear no evil, see no evil and speak no evil models of Microä Monkey Bikes and Microä Pogo Sticks.

In 2002 we will continue to see new product introductions from Huffy Bicycle Company as we leverage our sales, marketing and distribution model and grow through new and innovative wheeled category products.

The new bicycle business model solidified in 2001 is poised to deliver more consistent earnings.

The benefits we will experience from this workable and stable model include:

1.  World class supply chain management

2.  Unique new product flow to compliment bicycles

3.  Low capital requirements

4.  Consistent cash flow production

5.  Improved EBIT and RONA

2001 was a unique and challenging year to say the least. September 11 will never be forgotten by Americans.  The recession will pass.  The bicycle industry will recover given time.

The financial condition of the corporation, driven by our strong balance sheet, is the best it has been in many years.

We think the economy is currently recovering but the recovery will be slow.

Accordingly, our focus will continue to be on new products, new customers, aggressive control of costs and maintaining a strong balance sheet.

Our internal growth initiatives will continue to be supplemented by appropriate acquisitions that enhance our sporting goods and retail services businesses.

The operating companies are well positioned to take on the challenges of the marketplace and to continue to deliver results, which will enhance shareholder value.